Oi S.A. – In Judicial Reorganization

                                            CNPJ/MF Nº 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Section 4.3.3.6 from Judicial Reorganization Plan of Oi and its subsidiaries approved in the General Creditors Meeting and confirmed by the Judicial Reorganization Court (“Plan”), and in accordance with the provisions set forth in article 157, paragraph 4 of Law No. 6,404/76 and with CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that the Company’s Board of Directors will hold a meeting on October 26, 2018, to deliberate on the Company’s capital increase through the private issue of new common shares of the Company (“Common Shares”) in the amount of R$4,000,000,000.00 (“Capital Increase – New Resources”), as set forth in Section 6 of the Plan.

Oi clarifies that the disclosure of the Notice to Shareholders containing the terms and conditions of the Capital Increase – New Resources and the beginning of the term for the exercise of the preemptive rights by its shareholders, as per article 171 of Law No. 6,404/76, will occur in due course after the approval of the Capital Increase – New Resources.

The Company informs that, as per item (a) (i) of Section 4.3.3.6 of the Plan, the holders of warrants (“Warrants”) issued on the capital increase by means of Capitalization of Unsecured Credits of Qualified Bondholders, which was approved and confirmed by the Board of Directors in the meetings of March 5th, 2018 and July 20th, 2018, respectively, will be able to exercise the right conferred to them by the Warrants to subscribe for Common Shares of the Company, in accordance with the terms and conditions described below.

Subject to the terms and proceedings established by B3 S.A. – Brasil, Bolsa, Balcão (“B3”) and Banco do Brasil S.A. (“Banco do Brasil”), the Warrants may be exercised, at the holder’s sole discretion, within 92 days beginning on October 3, 2018 (inclusive) until January 2, 2019 (inclusive) (the “Exercise Period”), as follows:

(i)   subject to the terms set forth by B3, holders of Warrants deposited at the Asset Depositary Center of B3 (“Central Depositária de Ativos”) (“Depositary Centre”) shall exercise the right conferred to them by the Warrants through their custody agent, by means of an exercise request to B3; or

(ii)   the holders of Warrants deposited at Banco do Brasil shall exercise the right conferred to them by the Warrants by means of a written request to the Company, appearing at any Banco do Brasil’s branches and filling the corresponding form.

In order to reconcile the Exercise Period of the Warrants with the terms applicable to the Capital Increase - New Resources, the Company’s Board of Directors will meet on three different dates to verify the number of Warrants which were exercised by their holders as of the date that is two business days prior to each such meeting, and will confirm the Common Shares that will be issued in connection with such Warrants, as follows:

(i)   on October 26, 2018, the Board of Directors will verify the number of Warrants which were exercised by their holders on or prior to October 24, 2018 (the “1st Cut-Off Date”), and will confirm the Common Shares that will be issued in connection with such Warrants;

(ii) on December 5, 2018, the Board of Directors will verify the number of Warrants which were exercised by their holders on or prior to December 3, 2018 (the “2nd Cut-Off Date”), and will confirm the Common Shares that will be issued in connection with such Warrants; and

(iii)   on January 4, 2019, the Board of Directors will verify the number of Warrants which were exercised by their holders on or prior to January 2, 2019 (the “3rd Cut-Off Date”), and will confirm the Common Shares that will be issued in connection with such Warrants.

Subject to the terms set forth by B3 and Banco do Brasil, holders of Warrants interested in receiving Common Shares in order to participate in the exercise of the pre-emptive rights in relation to the Capital Increase – New Resources must exercise their Warrants on or prior to the 1st Cut-Off Date set forth in item (i) above, so that such holders are able to receive the corresponding Common Shares prior to the record date to be established by the Board of Directors for the Capital Increase – New Resources. Common Shares issued to holders of Warrants that exercise their Warrants after the 1st Cut-Off Date set forth in item (i) above will not be entitled to the pre-emptive rights in relation to Capital Increase - New Resources.

The exercise price of each Warrant shall be R$ 0.039505, calculated based on the quoted value fixed for sale of U.S. Dollars by the Central Bank of Brazil, in the section “Quotations and Bulletins”, option “Closing prices of all currencies on a date”, on its website as of October 2, 2018.

The Company also clarifies that the disclosure of the information required by Annex 30-XXXII of CVM Instruction No. 480/09, in relation to the Capital Increase – New Resources, will occur in due course after the Board of Directors’ meeting that approves the Capital Increase – New Resources.

The Company will keep its shareholders and the market informed about the development of the subject matter of this Material Fact.

The proposed Rights Offering will be made to holders of securities in the United States and elsewhere outside Brazil only by means of a prospectus. A copy of the prospectus, when available, may be obtained from:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: +1 (212) 269-5550

All Others Call: +1 (800) 628-8536

Email: oi@dfking.com

A registration statement relating to the proposed sale of the Common Shares and ADSs in the anticipated Rights Offering has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The new Common Shares and ADSs may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This Material Fact shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Rio de Janeiro, October 3, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Special Note regarding Forward-looking Statements:

This Material Fact contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of the Company, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of the Company, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the CVM, SEC or of regulatory authorities in other applicable jurisdictions, the Company and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Company makes on related subjects in reports and communications the Company files with the CVM and the SEC.